EXHIBIT 99.1
                                                                    ------------

                            Explanation of Responses
                            ------------------------


(1) These securities are held directly by DLJ Merchant Banking Partners III, L.P., a Delaware limited partnership ("MB III LP").

(2) These securities are held directly by DLJ Offshore Partners III, C.V., a Netherlands Antilles limited partnership ("Offshore Partners III").

(3) These securities are held directly by DLJ Offshore Partners III-1, C.V., a Netherlands limited partnership ("Offshore Partners III-1").

(4) These securities are held directly by DLJ Offshore Partners III-2, C.V., a Netherlands limited partnership ("Offshore Partners III-2").

(5) These securities are held directly by DLJMB Partners III GmbH & Co. KG, a German limited partnership ("Partners III GmbH").

(6) These securities are held directly by Millennium Partners II, L.P., a Delaware limited partnership ("Millennium").

(7) These securities are held directly by MBP III Plan Investors, L.P., a Delaware limited partnership ("Plan Investors").

(8) DLJ Merchant Banking III, Inc., a Delaware corporation, ("MB III Inc") is (i) the Advisory General Partner of each of Offshore Partners III, Offshore Partners III-1, and Offshore Partners III-2, (ii) the Managing General Partner of Millennium and (iii) an advisor to Partners III GmbH. MB III LP is the Associate General Partner of each of Offshore Partners III, Offshore Partners III-1, Offshore Partners III-2 and Millennium and the Managing Limited Partner of Partners III GmbH. DLJ LBO Plans Management Corporation, a Delaware corporation, is the General Partner of DLJ ESC II, L.P. DLJ LBO Plans Management Corporation II, a Delaware corporation, is the General Partner of MBP III Plan Investors, L.P. The foregoing entities are indirect subsidiaries of CS Hldgs USA Inc. (as defined below).

         Credit Suisse First Boston Private Equity, Inc. ("CSFBPE") is the sole stockholder of MB III Inc.

         Credit Suisse (USA), Inc., a Delaware corporation and holding company ("CS-USA") is the sole stockholder of CSFBPE.

         Credit Suisse Holdings (USA), Inc., a Delaware corporation ("CS Hldgs USA Inc"), is the sole stockholder of CS-USA. The Bank (as defined below) owns directly a majority of the voting stock and all of the non-voting stock of CS Hldgs USA Inc.

(9) In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 4 is being filed by Credit Suisse (the "Bank"), a Swiss bank, on behalf of its subsidiaries to the extent that they constitute the Investment Banking division (the "Investment Banking division") (the "Reporting Person"). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

         The Bank owns directly a majority of the voting stock, and all of the non-voting stock of CS Hldgs USA Inc. The Bank's voting stock is entirely owned by Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. CSG also owns the remainder of the voting stock of CS Hldgs USA Inc.

         CS Hldgs USA Inc owns all of the voting stock of CS-USA. CS-USA is the sole member of Credit Suisse Securities (USA) LLC ("CS Sec USA LLC"), a Delaware limited liability company and a registered broker-dealer. The address of the principal business and office of each of CS Hldgs USA Inc, CS-USA and CS Sec USA LLC is Eleven Madison Avenue, New York, New York 10010.

         The ultimate parent company of the Bank is CSG. CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking and insurance products. CSG and its consolidated subsidiaries are comprised of the Bank and the Winterthur division (the "Winterthur division"). In addition to the Investment Banking division, the Bank is comprised of the Asset Management division (the "Asset Management division") and the Private Banking division (the "Private Banking" division). The Asset Management division provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The Private Banking division offers global private banking and corporate and retail banking services in Switzerland. The Winterthur division provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

         CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division, the Private Banking division and the Winterthur division) may beneficially own securities to which this Form 4 relates (the "Shares") and such Shares are not reported in this Form 4. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of the Asset Management division, the Private Banking division and the Winterthur division disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, the Asset Management division, the Private Banking division and the Winterthur division.